NEWS RELEASE

OLD NATIONAL BANCORP

FOR IMMEDIATE RELEASE – January 28, 2016	NASDAQ: ONB oldnational.com Contacts:
Media:
Kathy A. Schoettlin – (812) 465-7269 Executive Vice President – Communications Financial Community:
Lynell J. Walton – (812) 464-1366 Senior Vice President – Investor Relations

Old National Announces 8.3% Increase in Quarterly Cash Dividend

Evansville, Ind. (January 28, 2016) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) declared an increase in the Company’s quarterly cash dividend to $0.13 per share on the Company’s outstanding shares of common stock. This new dividend level represents an 8.3% increase over the previous cash dividend level of $0.12 per common share. The dividend is payable March 15, 2016, to shareholders of record on March 1, 2016. For purposes of broker trading, the ex-date of the cash dividend is February 26, 2016. Based on Old National’s closing price of $11.76 on January 27, 2016, the new quarterly dividend represents an annualized dividend yield of 4.4%.

Old National Bancorp Senior Executive Vice President and Chief Financial Officer Chris Wolking noted, “Today’s announcement marks the fifth straight year of dividend increases at Old National and reflects the Board’s and Senior Management’s confidence in our strategy and performance outlook. The increase also reflects our ongoing commitment to prudent utilization of our capital base while delivering long-term value to our shareholders.”

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana and, with $11.9 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.